EXHIBIT 99

                       Parker & Parsley Petroleum Converts
                   Monthly Income Convertible Preferred Shares

       Midland, Texas, July 28, 1997 -- Parker & Parsley Petroleum Company ("Parker & Parsley") (NYSE: PDP) announced today that it has elected, as manager of Parker & Parsley Capital LLC, a limited life company organized under the laws of the Turks and Caicos Islands, to exercise its right to require each record holder of 6 1/4% Cumulative Guaranteed Monthly Income Convertible Preferred Shares of Parker & Parsley Capital LLC (the "MIPS") to mandatorily exchange all MIPS for shares of common stock of Parker & Parsley Petroleum Company. The mandatory exchange will be effective immediately before the close of business on July 28, 1997.

       As a result of the mandatory exchange, each share of MIPS will be converted into 1.7778 shares of Parker & Parsley common stock, or a total of approximately 6.7 million shares. No fractional shares will be issued, and cash will be paid in lieu of fractional shares based on the closing price on Friday, July 25, of $38.25 per share. With the conversion of the MIPS, Parker & Parsley's total shares outstanding will be 41.8 million shares. Parker & Parsley believes the effects of the mandatory exchange include strengthening Parker & Parsley's balance sheet and eliminating annual dividend payments on the MIPS of $11.8 million each year.

       Parker & Parsley Petroleum Company is one of the largest public independent oil and gas exploration and production companies in the United States. Parker & Parsley's oil and gas properties are located in the United States principally in the Permian Basin of West Texas, the onshore Gulf Coast region of South Texas and Louisiana and the Mid-Continent region, and in Argentina.

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For Information Contact:

Lon C. Kile    (915) 683-4768


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